Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 33-48030, 33-48348, 33-65472, 33-93224, 333-12325, 333-27011, 333-56179, 333-65664, 333-79549, 333-104362, 333-115458 and 333-134482 and Form S-3 Nos. 333-37794, 333-49844, 333-116376, 333-120055, 333-123731, 333-130179, 333-130665, 333-136660 and 333-137232) of our reports dated February 27, 2007, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated, Vertex Pharmaceuticals Incorporated’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2007